Exhibit 99.1

● ●● ●● ● ●● ●● ●● ●● ●● ●● ●● ● Transocean Ltd. Investor Relations and Communications Dept.

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Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: August 4, 2010
+1 713-232-7647

TRANSOCEAN LTD. REPORTS

SECOND QUARTER 2010 RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported net income attributable to controlling interest for the three months ended June 30, 2010 of $715 million, or $2.22 per diluted share, on revenues of $2.505 billion. The results compare to net income attributable to controlling interest of $806 million, or $2.49 per diluted share, on revenues of $2.882 billion, for the three months ended June 30, 2009.

Second quarter 2010 results included increased expenses associated with the Macondo well incident of $82 million, or $69 million after tax at our Annual Effective Tax Rate. These expenses include insurance deductibles, legal costs, increased insurance premiums, internal investigation costs and professional fees.

In addition, second quarter 2010 results were favorably impacted by $249 million, after tax, as follows:

•	A $267 million gain resulting from insurance recoveries associated with the loss of Deepwater Horizon,

•	Partially offset by $18 million of expenses primarily relating to litigation matters not associated with the Macondo well incident.

Second quarter 2009 results were adversely impacted by certain net charges, after tax, totaling $96 million, or $0.30 per diluted share, including $67 million primarily related to write-downs of assets held for sale and a $29 million net loss primarily related to discrete tax items, the retirement of debt and the sale of an interest in a joint venture.

Operations Quarterly Review

Revenues for the three months ended June 30, 2010 decreased to $2.505 billion compared to $2.602 billion during the three months ended March 31, 2010. The $97 million decrease was primarily due to contract drilling revenue reductions, including $80 million resulting from the stacking of rigs, $69 million from rigs operating on contracts at lower dayrates, $61 million from increased rig time in shipyards and mobilizations and $37 million associated with the loss of Deepwater Horizon. The decrease was partially offset by an $80 million increase in drilling management services revenues, a $54 million increase in contract drilling revenue from newly-constructed ultra-deepwater rigs commencing or continuing operations in the second quarter and $16 million of other minor variances.

Operating and maintenance expenses totaled $1.358 billion for the second quarter 2010, up approximately 14 percent compared to $1.196 billion for the prior quarter. The $162 million quarter-to-quarter increase in operating and maintenance costs occurred as a result of $82 million of increased costs from insurance deductibles and legal costs associated with the Macondo well incident, a $65 million increase in drilling management services costs and $17 million of additional operating costs related to increased activity associated with newly-constructed ultra-deepwater rigs.

General and administrative expenses were $58 million for the second quarter 2010, compared to $63 million in the first quarter 2010. The $5 million decrease was primarily due to higher share-based compensation expenses in the first quarter.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized in the second quarter 2010, totaled $141 million, compared to $132 million in the prior quarter. The increase was primarily due to reduced capitalized interest related to the commencement of operations of newly-constructed ultra-deepwater drillships in the first and second quarters. As of June 30, 2010, total debt was $11.426 billion, compared to $11.439 billion as of March 31, 2010, a decrease of $13 million.

Cash flow from operating activities totaled $1.269 billion for the second quarter 2010, up from $1.172 billion for the first quarter 2010.

As of June 30, 2010, the company had cash and cash equivalents of $2.888 billion, compared to $1.586 billion at March 31, 2010. The increase is principally due to operating cash flow and the receipt of $560 million in insurance proceeds for the loss of Deepwater Horizon.

Effective Tax Rate

Transocean’s reported Effective Tax Rate(1) for the second quarter 2010 was 12.0 percent and included certain discrete items consisting primarily of the gain resulting from the insurance recoveries on the loss of Deepwater Horizon and changes in prior years tax estimates. Excluding these discrete items the Annual Effective Tax Rate (2) for the second quarter was 16.3 percent.

Update on Distribution Through Par Value Reduction

In May 2010, at our Annual General Meeting, our shareholders approved a cash distribution in the form of a par value reduction in the aggregate amount of CHF 3.44 per issued share, equal to approximately $3.19 using an exchange rate of USD 1.00 to CHF 1.08 as of the close of trading on June 30, 2010. We expect the cash distribution to be calculated and paid in four quarterly installments. Under Swiss law, upon satisfaction of all legal requirements, we must submit an application to the commercial register in the Canton of Zug to register the applicable par value reduction. We have submitted to the commercial register of the Canton of Zug our application for registration of the initial installment. The cantonal commercial register is currently reviewing our application, and although we believe that all registration requirements have been met, the Swiss authorities have indicated to us that the review process will take longer than customary in light of lawsuits filed in the U.S. and served on the company in Switzerland. They have indicated that they will seek guidance from the Swiss Federal Office of the Commercial Register on whether the requirements for the registration of the first installment have been met. Given the expected extended review of our application by the competent Swiss authorities, the payment of the first installment will be delayed. If the Swiss authorities disagree with our view that all registration requirements have been met, our ability to pay the distribution installments could be further delayed or restricted indefinitely. A delay of the first installment will likely also result in a delay of the remaining three installments, which were expected to be paid in October 2010, January 2011 and April 2011, subject to the satisfaction of the applicable Swiss legal requirements.

Update on Discussions with the U.S. Department of Justice

On June 28, 2010, we received a letter from the U.S. Department of Justice (DOJ) asking us to meet with them to discuss our financial responsibilities in connection with the Macondo well incident and requesting that we provide them certain financial and organizational information. The letter also requested that we provide the DOJ advance notice of certain corporate actions involving the transfer of cash or other assets outside the ordinary course of business. After preliminary discussions with the DOJ, we have voluntarily agreed to provide them with 30 days notice prior to repurchasing any additional shares under our share repurchase program and prior to making substantial cash payments out of our U.S. entities, other than in the ordinary course of business. We expect to engage in further discussions with the DOJ in the future.

Update on Macondo Well Incident

We have filed a Quarterly Report on Form 10-Q with the United States Securities and Exchange Commission, including the relevant drilling contract between subsidiaries of Transocean and BP as an exhibit. The Form 10-Q includes updated information on the Macondo well incident. To view the Form 10-Q filing, please use the following link: http://www.deepwater.com/fw/main/SEC-Filings-57.html.

Forward Looking Statements

Statements regarding the distribution to shareholders, including the timing and amount of the distribution and review by the Swiss authorities, share repurchases and discussions with the DOJ, as well as any other statements that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to compliance with legal requirements, operating hazards and delays, actions by governmental and regulatory authorities, customers and other third parties, the future price of oil and gas, the actual revenues earned and other factors detailed in the company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Additional information regarding the distribution may be found in the company’s most recent Form 10-Q, proxy statement and other filings made with the SEC.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EDT, 4:00 p.m. CEST, on August 5, 2010. To participate, dial +1 719-325-4929 and refer to confirmation code 1148497 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts to be discussed during the conference call, titled “2Q10 Charts,” has been posted to Transocean’s website and can be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EDT, 7:00 p.m. CEST, on August 5, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the passcode 1148497. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units plus three ultra-deepwater newbuild drillships under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 45 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1) Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(2) Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Operating revenues
Contract drilling revenues	$2,290	$2,625	$4,731	$5,459
Contract drilling intangible revenues	29	75	62	179
Other revenues	186	182	314	362
	2,505	2,882	5,107	6,000
Costs and expenses
Operating and maintenance	1,358	1,277	2,554	2,448
Depreciation, depletion and amortization	400	360	801	715
General and administrative	58	53	121	109
	1,816	1,690	3,476	3,272
Loss on impairment	—	(67)	(2)	(288)
Gain (loss) on disposal of assets, net	268	(4)	254	—
Operating income	957	1,121	1,883	2,440

Other income (expense), net
Interest income	5	1	10	2
Interest expense, net of amounts capitalized	(141)	(114)	(273)	(250)
Gain (loss) on retirement of debt	—	(8)	2	(10)
Other, net	(3)	(8)	10	—
	(139)	(129)	(251)	(258)

Income before income tax expense	818	992	1,632	2,182
Income tax expense	98	184	227	435

Net income	720	808	1,405	1,747
Net income (loss) attributable to noncontrolling interest	5	2	13	(1)

Net income attributable to controlling interest	$715	$806	$1,392	$1,748

Earnings per share
Basic	$2.23	$2.50	$4.32	$5.43
Diluted	$2.22	$2.49	$4.31	$5.42

Weighted average shares outstanding
Basic	319	320	320	320
Diluted	320	321	321	321

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$2,888	$1,130
Accounts receivable, net of allowance for doubtful accounts of $41 and $65 at June 30, 2010 and December 31, 2009, respectively	2,254	2,385
Materials and supplies, net of allowance for obsolescence of $66 at June 30, 2010 and December 31, 2009	467	462
Deferred income taxes, net	121	104
Assets held for sale	—	186
Other current assets	184	209
Total current assets	5,914	4,476

Property and equipment	27,377	27,383
Property and equipment of consolidated variable interest entities	2,179	1,968
Less accumulated depreciation	7,034	6,333
Property and equipment, net	22,522	23,018
Goodwill	8,132	8,134
Other assets	984	808
Total assets	$37,552	$36,436

Liabilities and equity
Accounts payable	$968	$780
Accrued income taxes	154	240
Debt due within one year	1,580	1,568
Debt of consolidated variable interest entities due within one year	82	300
Other current liabilities	1,884	730
Total current liabilities	4,668	3,618

Long-term debt	8,862	8,966
Long-term debt of consolidated variable interest entities	902	883
Deferred income taxes, net	710	726
Other long-term liabilities	1,683	1,684
Total long-term liabilities	12,157	12,259

Commitments and contingencies

Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 conditionally authorized, 335,235,298 issued at June 30, 2010 and December 31, 2009; 318,916,207 and 321,223,882 outstanding at June 30, 2010 and December 31, 2009, respectively	4,479	4,472
Additional paid-in capital	6,421	7,407
Treasury shares, at cost, 2,863,267 and none held at June 30, 2010 and December 31, 2009, respectively	(240)	—
Retained earnings	10,400	9,008
Accumulated other comprehensive loss	(336)	(335)
Total controlling interest shareholders’ equity	20,724	20,552
Noncontrolling interest	3	7
Total equity	20,727	20,559
Total liabilities and equity	$37,552	$36,436

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions, except share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$720	$808	$1,405	$1,747
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(29)	(75)	(62)	(179)
Depreciation, depletion and amortization	400	360	801	715
Share-based compensation expense	18	24	53	43
Excess tax benefit from share-based compensation plans	(1)	—	(1)	(1)
(Gain) loss on disposal of assets, net	(268)	4	(254)	—
Loss on impairment	—	67	2	288
(Gain) loss on retirement of debt	—	8	(2)	10
Amortization of debt issue costs, discounts and premiums, net	51	57	100	109
Deferred income taxes	(12)	20	(34)	26
Other, net	(6)	14	(1)	23
Deferred revenue, net	7	49	158	43
Deferred expenses, net	(23)	(37)	(37)	(35)
Changes in operating assets and liabilities	412	277	313	228
Net cash provided by operating activities	1,269	1,576	2,441	3,017

Cash flows from investing activities
Capital expenditures	(300)	(947)	(679)	(1,655)
Proceeds from disposal of assets, net	10	—	51	8
Proceeds from insurance recoveries for loss of drilling unit	560	—	560	—
Proceeds from payments on notes receivable	11	—	21	—
Proceeds from short-term investments	—	172	5	393
Purchases of short-term investments	—	(234)	—	(234)
Joint ventures and other investments, net	(1)	—	(1)	—
Net cash provided by (used in) investing activities	280	(1,009)	(43)	(1,488)

Cash flows from financing activities
Change in short-term borrowings, net	(46)	(476)	(177)	(500)
Proceeds from debt	—	231	54	319
Repayments of debt	(22)	(708)	(275)	(1,410)
Payments for warrant exercises, net	—	(13)	—	(13)
Purchases of shares held in treasury	(180)	—	(240)	—
Proceeds from (taxes paid for) share-based compensation plans, net	3	5	(1)	22
Excess tax benefit from share-based compensation plans	1	—	1	1
Other, net	(3)	(1)	(2)	(4)
Net cash used in financing activities	(247)	(962)	(640)	(1,585)

Net increase (decrease) in cash and cash equivalents	1,302	(395)	1,758	(56)
Cash and cash equivalents at beginning of period	1,586	1,302	1,130	963
Cash and cash equivalents at end of period	$2,888	$907	$2,888	$907

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended			Six months ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$809	$901	$673	$1,710	$1,375
Deepwater Floaters	382	390	406	772	819
Harsh Environment Floaters	166	176	159	342	317
Total High-Specification Floaters	1,357	1,467	1,238	2,824	2,511
Midwater Floaters	521	522	644	1,044	1,352
High-Specification Jackups	93	94	128	186	278
Standard Jackups	312	352	608	664	1,298
Other Rigs	7	6	7	13	20
Subtotal	2,290	2,441	2,625	4,731	5,459
Contract Intangible Revenue	29	33	75	62	179
Other Revenues
Client Reimbursable Revenues	38	40	48	78	98
Integrated Services and Other	11	30	52	42	105
Drilling Management Services	129	51	74	179	145
Oil and Gas Properties	8	7	8	15	14
Subtotal	186	128	182	314	362
Total Company	$2,505	$2,602	$2,882	$5,107	$6,000

	Average Daily Revenue (1)
	Three months ended			Six months ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

High-Specification Floaters:
Ultra Deepwater Floaters	$482,100	$486,000	$450,500	$484,100	$450,800
Deepwater Floaters	$395,800	$383,800	$339,600	$389,600	$338,200
Harsh Environment Floaters	$428,500	$400,100	$374,500	$413,400	$362,500
Total High-Specification Floaters	$447,800	$443,200	$397,600	$445,400	$395,700
Midwater Floaters	$319,000	$331,600	$302,700	$325,200	$308,900
High-Specification Jackups	$146,100	$166,000	$161,400	$155,500	$165,700
Standard Jackups	$117,100	$133,100	$149,200	$125,000	$152,900
Other Rigs	$72,000	$72,700	$48,300	$72,400	$47,300
Total Drilling Fleet	$284,200	$298,300	$255,900	$291,300	$256,200

	Utilization (1)
	Three months ended			Six months ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

High-Specification Floaters:
Ultra Deepwater Floaters	76%	88%	91%	82%	94%
Deepwater Floaters	66%	71%	82%	68%	84%
Harsh Environment Floaters	85%	98%	93%	91%	96%
Total High-Specification Floaters	74%	83%	88%	78%	90%
Midwater Floaters	69%	67%	84%	68%	86%
High-Specification Jackups	70%	63%	87%	66%	93%
Standard Jackups	53%	53%	82%	53%	85%
Other Rigs	50%	50%	59%	50%	80%
Total Drilling Fleet	64%	66%	84%	65%	87%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Six months ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Income before income taxes	$818	$814	$992	$1,632	$2,182
Add back (subtract):
Litigation matters	12	—	—	12	—
Gain on loss of Deepwater Horizon	(267)	—	—	(267)	—
Loss on disposal of other assets, net	—	14	3	14	3
Loss on impairment of goodwill and intangible assets	—	2	9	2	9
Loss on impairment of other assets	—	21	—	21	—
Loss on impairment of assets held for sale	—	—	58	—	279
(Gain) loss on retirement of debt	—	(2)	8	(2)	10
GSF merger related costs and other, net	—	6	2	6	8

Adjusted income before income taxes	563	855	1,072	1,418	2,491

Income tax expense	98	129	184	227	435
Add back (subtract):
Loss on impairment of oil and gas properties	(7)	7	—	—	—
GSF merger related costs	—	1	—	1	1
Tax effect of the Patient Protection and Affordable Care Act	—	(2)	—	(2)	—
Changes in estimates (1)	1	(7)	(16)	(6)	(52)

Adjusted income tax expense (2)	$92	$128	$168	$220	$384

Effective Tax Rate (3)	12.0%	15.8%	18.5%	13.9%	19.9%

Annual Effective Tax Rate (4)	16.3%	15.0%	15.7%	15.5%	15.4%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.
(2)	The three months ended June 30, 2010 includes $4 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.